Exhibit 10.1

Anthony L. Blaine Senior Vice President, Human Resources	P.O. Box 1461 Minneapolis, MN 55440 Phone: 612.851.7988 Fax: 612.486.7972

February 11, 2013

Mr. James L. Muehlbauer

6405 Parkwood Road

Edina, MN   55436

Dear Jim:

I am very pleased to extend to you this offer of employment with The Valspar Corporation. This letter summarizes the terms of Valspar’s offer:

Position:	Executive Vice President, Chief Financial and Administrative Officer.
Reporting:	This position reports to Gary E. Hendrickson, Chairman, President and Chief Executive Officer.
Location:	Minneapolis, Minnesota.
Date of Hire:	March 11, 2013.

Officer Status:	Your election as an Officer of The Valspar Corporation will be proposed at the Board’s February meeting, effective on your date of hire.
Key Employee Status:

The Compensation Committee has approved you as a participant in Valspar’s Key Employee Annual Plan (executive compensation program), beginning in fiscal year 2013. Incentives under the plan are prorated to reflect your date of hire, where indicated below.

Base Salary:	$600,000 annualized ($23,076.92 gross bi-weekly).
Annual Bonus:

You will be eligible for an annual cash bonus with a target opportunity of 75% of actual base salary earnings during a fiscal year (fiscal 2013 is prorated).

Per the terms of the Key Employee Plan, the actual payout potential is between 0 and 200% of target based on performance against established financial objectives. You must be employed at the end of a fiscal year to be eligible for any payment for that year.

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Long-Term Incentives (LTI):	The LTI Target Opportunity value for this position is $1,450,000. Your fiscal 2013 target opportunities under this program will be prorated to reflect your date of hire (65% of the full-year values, or $942,500).

Under the current Plan design, the LTI Target Opportunity value is delivered as follows:

Stock Options 50% of the LTI Target Opportunity value is delivered as a stock option grant, effective in October, prior to the fiscal year. The number of shares is determined by dividing the value by the Black-Scholes value of a stock option. Stock options are subject to three-year vesting (one-third vesting on the first, second and third anniversaries of the grant date) and have a ten-year exercise term.

For fiscal year 2013 you will be granted a stock option valued at $471,250 (65% of $725,000 reflecting your date of hire), effective on your date of hire. The exercise price of the options will be equal to the market closing price of Valspar stock on the effective date with the number of option shares determined using an assumed value of 30% of the closing price on the effective date.

Performance-Based Restricted Award Opportunity 25% of the LTI Target Opportunity value is a restricted award target value. The range of potential payouts is 0-200% of this target value, earned through achievement of financial goals for the fiscal year. In January following completion of the fiscal year the earned payout value is awarded in restricted stock, which is then subject to cliff vesting on the third anniversary of the award date. Dividends are paid throughout the vesting period.

Your Target Opportunity value for fiscal year 2013 is $235,625 (65% of $362,500 reflecting your date of hire).

Time-Vesting Restricted Stock Units 25% of the LTI Target Opportunity value is a time-vesting restricted stock unit, effective in January, during the fiscal year. The award is subject to cliff vesting on the fourth anniversary of the award date, at which time the value is settled in cash. Cash dividend equivalents are accumulated during the vesting period and paid when the RSUs are settled.

Your Time-Vesting Restricted Stock Unit value for fiscal year 2013 is $235,625 (65% of $362,500 reflecting your date of hire). This amount will be converted to cash-settled restricted stock units, effective on your date of hire and based on the closing price of Valspar stock on the effective date.

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Signing and Retention Incentive:	To help compensate for differences between this offer and your prior compensation, promote your acceptance of this offer, ensure long-term retention and align your interests with those of Valspar stockholders, you will be provided a hiring award with the following terms:
	-	Award value of two million dollars.
	-	You may elect to receive the award in Valspar nonqualified stock options, restricted stock, or a combination of both.
	-	The award is subject to four-year vesting, 25% on each anniversary date.
Non-Compete Agreement:

Your employment and participation in Valspar’s long-term incentive programs (LTI) are contingent upon signing a non-compete agreement that extends for a period of three years following separation from employment with Valspar. The non-compete document will be provided separately.

Officer Perquisites:

Valspar officers are eligible for certain perquisites as determined from time-to-time by the Compensation Committee. These currently include physical examinations, a car allowance of $750 per month, financial counseling and tax preparation reimbursement.

Change in Control Agreement:	Valspar officers are provided agreements that provide for continued employment for a period of two years following a change in control of Valspar, as defined in the agreement, or entitlement to certain pay and benefits. The agreement document will be provided separately.

Employee Benefits Programs:

Valspar executives participate in a variety benefit programs which are available to other salaried employees based in the United States. These include health, welfare and retirement savings programs. Additional information will be provided outside this letter.

Vacation and Holidays:

Valspar’s vacation year runs from January 1st through December 31st. You will be eligible for four weeks of paid vacation annually, prorated to reflect your date of hire in 2013.

In addition to personal vacation, Valspar observes a calendar of paid company Holidays (typically eleven days throughout the year).

Executive Compensation:	Executive compensation and perquisites fall under the purview of the Compensation Committee of the Board of Directors, which periodically reviews compensation and reserves the right to modify, alter, eliminate or prospectively replace elements of the programs.

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This employment offer is contingent upon satisfactory completion of final referencing and your completing and signing the following: Valspar Employment Application, The Invention and Confidentiality Agreement, Non-compete Agreement, Code of Ethics and Business Conduct Certification of Compliance, and the Employee Handbook Verification Card.

The offer is also contingent upon your satisfactory completion of a verification of relevant information provided on your employment application as well as a Valspar paid pre-employment drug test. Please contact MedTox Laboratories at 1-800-832-3244 and ask for a collection site coordinator. Identify yourself as a Valspar applicant with account number 525609 and they will identify a clinic location convenient to you. You can then schedule an appointment. The drug test and background verification will need to be completed and results returned to Valspar prior to your start date.

Please notify me of your decision to accept this offer by telephone and confirm in writing by signing and returning the enclosed copy of this letter and the enclosed materials to my attention. Feel free to contact Renee Hogan at 612-851-7087 if you have any questions regarding employee benefits. Also, feel free to contact me at 612-851-7988 at any time.

In accordance with the requirements of the United States Immigration and Naturalization Service, please provide Valspar either on your first day of employment or within three (3) days of your start date, with documentation verifying your eligibility for employment. You will receive your I-9 Employment Eligibility Verification form prior to your start date. Please refer to the form for a complete list of identification options you can use to show Valspar your eligibility status. Should you have a problem with any of this, please contact me as soon as possible.

I am very pleased to extend this offer of employment and will be glad to assist in any way I can.

Sincerely,	Accepted:

Anthony L. Blaine Senior Vice President, Human Resources	James L. Muehlbauer	Date

cc: Gary E. Hendrickson

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LAW DEPARTMENT MEMORANDUM

To:	Prospective Valspar Employee
From:	Rolf Engh Executive Vice President, General Counsel and Secretary
Re:	Valspar’s Code of Ethics and Business Conduct

As you are a prospective employee with Valspar, I take this opportunity to welcome you and address an important aspect of your anticipated employment with Valspar.

Each Valspar employee is responsible for upholding our Code of Ethics and Business Conduct. You can review the Code on the internet under the About Us section of Valspar’s home page at www.valspar.com. If you prefer to review a printed version, contact your local human resources representative.

Valspar is making this offer to you based on your talent, energy and experience; not for any confidential or proprietary information that you might possess. You should under no circumstances disclose to Valspar any trade secrets or other confidential or proprietary information of any former employer.

The trade secrets and other confidential or proprietary information of any former employer belong to that former employer. Valspar does not support unauthorized use or disclosure of this information. Valspar cannot and will not use this information.

Please contact the Law Department immediately if anyone at Valspar asks you to provide any trade secrets or other confidential or proprietary information of any former employer.

Thank you for your cooperation. Please contact me at 612-375-7705 with any questions.

Certification of Compliance

I certify that I have received, read and understood Valspar’s Code of Ethics and Business Conduct. I understand what types of conduct violate these policies and are considered outside the scope of my employment. I promise to comply with the terms of the Code in the future and understand that violation of these terms may lead to dismissal for cause.

Employee Signature	Printed Name

Date	Location

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